Exhibit 10.8
EXCLUSIVE CONSULTING AGREEMENT

This Exclusive Consulting Agreement (the "Agreement") is entered into as of June 27, 2008, between ARMCO & METAWISE (H.K.) LIMITED, a Hong Kong limited liability company with its principal office located at Room 1407, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong  (hereinafter referred to as “ARMCO”) and ARMET (LIANYUANGANG) SCRAPS CO., LTD., a limited liability company organized under the laws of the Peoples Republic of China  with its principal office located at Room 605, No. 213 Chaoyang Xiangyang Road, Development Zone, Lianyungang (“ARMET”):

WHEREAS, ARMCO is engaged in the sale and distribution of metal ores and non-ferrous metals and provides business consulting services;

WHEREAS, ARMET is developing and constructing a steel recycling facility in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in the Jiangsu Province of China (the “Business”);

WHEREAS, ARMET is a wholly owned subsidiary of HENAN ARMCO & METAWISE TRADING CO., LTD., a company organized under the laws of the Peoples Republic of China (“Henan Armco”), which is a wholly owned subsidiary of ARMCO; and

WHEREAS, ARMCO desires to be the provider of business consulting and related services to ARMET, and ARMET hereby agrees to accept such business consulting and services;

NOW THEREFORE, the parties agree as follows:

1.    BUSINESS CONSULTING AND SERVICES; EXCLUSIVITY

1.1   During the term of this Agreement, ARMCO agrees to, as the exclusive business consulting services provider of ARMET and provide the business consulting services to ARMET set forth on Schedule A (the “Services”).

1.2   ARMET hereby agrees to accept the Services and ARMCO’s appointment as the exclusive business consulting services provider of ARMET. ARMET further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such business consulting services without the prior written consent of ARMCO.

2.    CONSULTING FEES

2.1  During the term of this Agreement, ARMET shall pay to ARMCO a consulting fee (“Fee”) for the Services in an amount equal to 100% of ARMET’s cash flows from operating activities (“Operating Cash Flow”). The Fee shall be paid quarterly by ARMET to ARMCO within 10 days following the end of each fiscal quarter based on the Operating Cash Flow for such quarter as estimated by ARMCO and ARMET in good faith (“Estimated Quarterly Amount”).

2.2  Notwithstanding anything to the contrary contained in this Agreement, for each fiscal year of ARMET, (i) in the event that 100% of ARMENT’s Net Income (as defined below) for the fiscal year is less than the Fee for such fiscal year, the Fee shall be adjusted such that it shall be equal to 100% of ARMET’s Net Income for such fiscal year, and (ii) in the event that 100% of ARMET’s Net Income is greater than the Fee for such fiscal year, the Fee shall be increased such that it shall be equal to 100% of ARMET’s Net Income for such fiscal year.

2.3  For the purposes of this Agreement, the determination and calculation of Operating Cash Flow and Net Income shall be made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) as reflected on ARMET’s U.S. GAAP financial statements, which have been reviewed or audited by ARMCO’s independent accountant, before giving effect to the Fee paid or payable under this Agreement.  Any disputes with respect to the determination or calculation of the Fee, Net Income or Operating Cash Flow shall be resolved by ARMCO’s independent accountant, and such determination shall be final.

3.     REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1    ARMCO HEREBY REPRESENTS AND WARRANTS AS FOLLOWS:

3.1.1  ARMCO is a limited liability company duly registered and validly existing under the laws of Honk Kong and is authorized to engage in the business of consulting services.

3.1.2 ARMCO has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.1.3  Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of ARMCO and is enforceable against it in accordance with its terms upon its execution.

3.2    ARMET HEREBY REPRESENTS AND WARRANTS AS FOLLOWS:

3.2.1 ARMET is a limited liability company duly registered and validly existing under the laws of the PRC and is authorized to engage in the Business.

3.2.2 ARMET has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3 Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of ARMET and is enforceable against it in accordance with its terms upon its execution.

3.3 ARMET COVENANTS

3.3.1  ARMET hereby pledges all of its accounts receivable and assets to ARMCO as security for the payment of  ARMET’s obligations under this Agreement and payment for the Services. Upon the request of ARMCO at any time and from time to time, ARMET will execute such further pledge and/or guarantee contracts in favor of ARMCO and will take any and all actions necessary to register such pledge and/or guarantee  contracts with the appropriate PRC government authorities as may be required.

3.3.2  ARMET hereby agrees that ARMET shall not conduct any transaction which may materially affect its assets, obligations, rights or the Business unless it obtains a prior written consent from ARMCO, including without limitation the following actions:

(a)  To borrow money from any third party or assume any debt;

(b)  To sell to any third party or acquire from any third party any assets or rights, including without limitations, any plant, equipment, real property or personal property, or any intellectual property rights;

(c)  To provide any guaranty for any third party obligations;

(d)  To assign to any third party any agreements related to the Business;

(e)  To engage in any other business consulting agreements with any third party or to engage in any other business activities other than the Business; and

(f)  To pledge any of its assets or intellectual property rights to any third party as a security interest.

3.3.3   ARMET hereby agrees to accept the operational guidance set by ARMCO on, including but not limited to, business and marketing strategies, business planning, business operational guidance, the appointment and dismissal of ARMET’s directors and officers (as provided for herein), the hiring and firing of ARMET’s employees, ARMET’s daily operation of the Business, and its financial and budgeting system.

3.3.4   ARMET shall appoint personnel recommended by ARMCO as the directors of ARMET, and ARMET shall appoint those candidates recommended by ARMCO as ARMET's General Manager, Chief Financial Officer, and other high level managerial positions.

4.    CONFIDENTIALITY

4.1 ARMET agrees to use all reasonable means to protect and maintain the confidentiality of ARMCO's confidential data and information acknowledged or received by ARMET by accepting the exclusive consulting and services from ARMCO (collectively the “Confidential Information"). ARMET shall not disclose or transfer any Confidential Information to any third party without ARMCO's prior written consent. Upon termination or expiration of this Agreement, ARMET shall, at ARMCO's option, deliver any and all documents, information or software containing any of such Confidential Information to ARMCO or destroy it or delete all of such Confidential Information from any memory devices, and cease to use them.

           4.2 Section 4.1 shall survive after any amendment, expiration or termination of this Agreement.

5.    INDEMNITY

ARMET shall indemnify and hold harmless ARMCO from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against ARMCO resulting from the operation of the Business and the consulting and services provided by ARMET under this Agreement.

6.    EFFECTIVE DATE AND TERM

6.1 This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement.

6.2 This Agreement shall be automatically renewed for additional ten (10) year periods upon the expiration of the initial term hereof or any renewal term, unless this Agreement has been previously terminated as provided herein.

7.    TERMINATION

7.1 Early Termination.  During the initial term of this Agreement or any renewal term, ARMET shall not have the right to terminate this Agreement. Notwithstanding the above stipulation, ARMCO shall have the right to terminate this Agreement at any time upon thirty days’ prior written notice to ARMET.

7.2 Survival. Sections 4 and 5 shall survive after the termination or expiration of this Agreement.

8.    SETTLEMENT OF DISPUTES

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly negotiation. In case no settlement can be reached through negotiation, except as provided in Section 2.3, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in English and shall take place in Hong Kong. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.    FORCE MAJEURE

9.1 Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.    NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below:

ARMCO & METAWISE (H.K.) LIMITED Room 1407, China Resources Building 26 Harbour Road Wanchai, Hong Kong Fax: ____________________________	ARMET (LIANYUANGANG) SCRAPS CO., LTD. Room 605, No. 213 Chaoyang Xiangyang Road Development Zone, Lianyungang Fax: _______________________________

11.    NO ASSIGNMENT OR SUBLICENSE BY THE LICENSEE

ARMET may not assign their rights or obligations under this Agreement to any third party without the prior written consent of the other party.  ARMCO and may assign its rights to this Agreement without the prior written consent of ARMET.

12.    SEVERABILITY

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

13.    AMENDMENT AND SUPPLEMENT

Any amendment and supplement of this Agreement shall come into force only after a written agreement in the English language is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the PRC laws.

15.    LANGUAGE

This Agreement is executed in English only, and the executed English language Agreement shall prevail in all cases. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement, and by facsimile or electronic signature.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

ARMCO & METAWISE (H.K.) LIMITED By: /s/ Kexuan Yao Name: Kexuan Yao Title: Chairman of the Board and General Manager	ARMET (LIANYUANGANG) SCRAPS CO., LTD. By: /s/ Kexuan Yao Name: Kexuan Yao Title: Chairman of the Board and General Manager

SCHEDULE A
DESCRIPTION OF BUSINESS CONSULTING AND SERVICES

1.   Providing business consulting on the Business of ARMET;

 2.   Providing business consulting on management, marketing, and business planning aspects of ARMET’s Business;

3.   Training of managerial personnel;

4.   Providing performance guarantees of contracts, agreements and transactions executed by ARMET related to its Business pursuant to written guarantee contracts separately entered into between ARMCO with the other parties to ARMET’s contracts, agreements and transactions as may be required from time to time by such parties (“ARMET’s Obligations”); and

5.   Providing other business consultation and services that ARMET may reasonably request.